Exhibit 99.1

WELLPOINT REPORTS SECOND QUARTER 2007 RESULTS

•	Operating revenue exceeded $15.0 billion with earnings of $835.2 million

•	Selling, general and administrative expense ratio continued to improve, declining by 60 basis points from second quarter 2006

•	Company repurchased 16.2 million shares of its common stock during the second quarter for $1.3 billion

•	Full year 2007 earnings guidance raised to $5.55 per share

Indianapolis, IN – July 25, 2007 – WellPoint, Inc. (NYSE: WLP) today announced that second quarter 2007 net income was $835.2 million, or $1.35 per share, representing 15.4 percent growth over the second quarter of 2006. Net income in the second quarter of 2006 was $751.2 million, or $1.17 per share, including $0.01 per share in net realized investment losses. The benefit expense ratio was 81.8 percent in the second quarter of 2007, an increase of 60 basis points compared to 81.2 percent in the second quarter of 2006, and a 130 basis point improvement from 83.1 percent in the first quarter of 2007.

“We continue to demonstrate our ability to consistently deliver strong earnings growth while also providing members with new benefit options and services that improve the affordability and quality of the health care they receive,” said Angela F. Braly, president and chief executive officer of WellPoint, Inc. “As a result of our efforts during the first half of the year, we are raising our full year earnings guidance to $5.55 per share and continue to target long-term annual earnings per share growth of 15 percent. At the same time, we continue to expand our efforts to find new solutions for those who do not have health insurance in addition to undertaking strategic initiatives to reduce growth in health care expenditures, increase transparency, and promote improved quality.”

“Our solid financial performance is reflective of our continued commitment to improve operational efficiency and effectively deploy our capital,” said Wayne S. DeVeydt, chief financial officer of WellPoint, Inc. “In the first six months of 2007, we generated operating cash flow of $2.7 billion, which allowed us to repurchase 24.4 million shares of our common stock for $2.0 billion. As of June 30, 2007, our remaining Board-approved authorization was $1.0 billion, which we intend to utilize during the remainder of the year. We continue to expect full year 2007 operating cash flow of $4.4 billion.”

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 34.8 million members at June 30, 2007, an increase of 604,000 members from 34.2 million reported at June 30, 2006. The increase was driven by National Accounts and State Sponsored business, which added 477,000 members and 364,000 members, respectively, over the last twelve months. Growth from the prior year in State Sponsored business excludes the impact of the change in the Company’s 50 percent ownership interest in a joint venture in Puerto Rico to a smaller percentage ownership in the joint venture’s parent company. Accordingly, the Company no longer includes the 222,000 members related to this investment in its enrollment. This growth was partially offset by declines in Individual and Local Group business.

During the second quarter of 2007, medical enrollment declined by 108,000 members, led primarily by higher-than-expected in-group declines in National Accounts, as the Company was impacted by employee reductions in various industries, including the automobile, home building, mortgage, and related sectors. The Company also experienced lower sequential claims volume in the BlueCard program, which resulted in lower BlueCard membership as this membership is estimated in part by the average BlueCard claims processed in the period.

Sequentially, medical enrollment in Individual declined by 24,000 members as rate increases were implemented in certain geographies. Local Group enrollment was essentially flat as growth in the Company’s Blue branded business was offset by membership losses in the Company’s non-Blue branded businesses. State Sponsored enrollment increased by 31,000 members during the quarter.

Operating Revenue: Operating revenue was $15.0 billion in the second quarter of 2007, an increase of 7.5 percent from $14.0 billion in the prior year second quarter. The increase resulted primarily from disciplined pricing in Local Group business, growth in State Sponsored, Medicare Advantage, and Medicare Part D membership, and increased reimbursement in the Federal Employee Program (“FEP”).

Benefit Expense Ratio: The benefit expense ratio was 81.8 percent in the second quarter of 2007, a 130 basis point improvement from 83.1 percent in the first quarter of 2007, driven primarily by a lower benefit expense ratio in the Commercial and Consumer Business segment and the expected seasonality of the Senior businesses. Additionally, the benefit expense ratio in State Sponsored operations improved slightly due to the implementation of various cost of care initiatives and expected seasonality.

The benefit expense ratio increased 60 basis points compared to 81.2 percent in the second quarter of 2006. The 60 basis point increase from the prior year is primarily attributable to the Company’s Specialty, Senior, and State Sponsored Business segment.

Increases in State Sponsored claims experience in certain geographies caused the benefit expense ratio to increase by 440 basis points in that line of business between the second quarters of 2006 and 2007. Benefit expense ratios were unacceptably high in California and Connecticut. The Company continues to anticipate receiving rate increases in California effective October 1, 2007 and in Connecticut retroactive to July 1, 2007. Additionally, the Company has implemented numerous cost of care initiatives to improve financial performance in these geographies. The Company remains disciplined in its pricing and will take appropriate action if acceptable reimbursement cannot be obtained.

The Life and Disability benefit expense ratio was also higher in the second quarter of 2007 when compared to the second quarter of 2006, as the prior year period was favorably impacted by a change in experience factors for waiver of premium reserves that did not recur in 2007.

As expected, these increases were partially offset by a year-over-year improvement in the benefit expense ratio for the Company’s Commercial and Consumer Business segment, reflecting disciplined underwriting and the timing of prior period development in 2006.

Premium and Cost Trends: Trends include Local Group and Individual fully-insured businesses.

For the rolling 12-month period ended June 30, 2007, the primary drivers of medical trend were outpatient and inpatient costs. The Company continues to price its commercial business so that expected premium yield exceeds total cost trend, where total cost trend includes medical costs and selling, general and administrative (“SG&A”) expense.

Based on medical trends in the first and second quarters of 2007, the Company continues to believe its 2007 medical cost trend estimate of less than 8.0 percent is appropriate.

SG&A Expense Ratio: The SG&A expense ratio was 15.1 percent in the second quarter of 2007, a decrease of 60 basis points from 15.7 percent in the second quarter of 2006. The ratio improved year-over-year as the Company continued to control spending and spread administrative expenses across a growing revenue base.

The SG&A expense ratio increased 70 basis points from the first quarter of 2007 as the Company resumed the discretionary spending that had been postponed in the first quarter.

Operating Cash Flow: For the six months ended June 30, 2007, operating cash flow totaled $2.7 billion, or 1.7 times net income. As expected, the second quarter operating cash flow of $725.9 million was lower than the first quarter as the Company made two federal income tax payments during the period totaling $802.1 million and received one additional CMS payment in the first quarter of 2007.

Days in Claims Payable: Days in claims payable as of June 30, 2007, was 45.5 days, an increase of 0.8 days from 44.7 days as of March 31, 2007. The increase was primarily due to lower benefit expense per day, the timing of medical claim payments, and increased provider incentive accruals, which were partially offset by the timing of claim payments in the pharmacy benefit management (“PBM”) operation.

Share Repurchase Program: During the second quarter of 2007, the Company repurchased 16.2 million shares of its common stock for $1.3 billion. As of June 30, 2007, the Company’s remaining Board-approved share repurchase authorization was $1.0 billion. The Company intends to utilize the remaining authorization during 2007, subject to market conditions. At June 30, 2007, cash and investments held at the parent company and available for general corporate use totaled $2.7 billion.

REPORTABLE SEGMENTS

WellPoint, Inc. has the following reportable segments: Commercial and Consumer Business (“CCB”), Specialty, Senior, and State Sponsored Business (“4SB”), and Other, which includes FEP business, National Government Services, Inc., intersegment sales and expense eliminations, and corporate expenses not allocated to the other reportable segments.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended June 30				Six Months Ended June 30
	2007	2006	Change		2007	2006	Change
Operating Revenue
CCB	$10,516.0	$10,148.4	3.6%		$20,933.8	$20,065.8	4.3%
4SB	3,405.8	2,843.4	19.8%		6,740.2	5,625.0	19.8%
Other:
External Customers	1,506.8	1,319.1	14.2%		2,974.8	2,586.8	15.0%
Intersegment Eliminations	(423.1)	(349.4)	(21.1%)		(810.9)	(682.6)	(18.8%)
Other	1,083.7	969.7	11.8%		2,163.9	1,904.2	13.6%

Total Operating Revenue	15,005.5	13,961.5	7.5%		29,837.9	27,595.0	8.1%
Operating Gain (Loss)
CCB	$1,013.9	$906.3	11.9%		$2,027.7	$1,888.4	7.4%
4SB	212.8	287.0	(25.9%)		356.0	453.0	(21.4%)
Other	7.3	(21.2)	—		23.6	(33.8)	—
Operating Margin
CCB	9.6%	8.9%	70	bp	9.7%	9.4%	30	bp
4SB	6.2%	10.1%	(390	)bp	5.3%	8.1%	(280	)bp

Commercial and Consumer Business: Operating gain for the CCB segment was $1,013.9 million in the second quarter of 2007, an increase of 11.9 percent compared to $906.3 million in the second quarter of 2006. Improved performance in the CCB segment resulted from disciplined pricing and the timing of prior period development in 2006.

Specialty, Senior, and State Sponsored Business: Operating gain for the 4SB segment totaled $212.8 million in the second quarter of 2007, a decrease of 25.9 percent compared to $287.0 million in the second quarter of 2006. The decrease from prior year is primarily attributable to higher medical claims experience in certain State Sponsored geographies in 2007 and the favorable impact of a change in experience factors for Life and Disability waiver of premium reserves recorded in the second quarter of 2006 that did not recur in 2007.

Other: Operating gain for the Other segment totaled $7.3 million in the second quarter of 2007, an improvement from the operating loss of $21.2 million in the second quarter of 2006. The improvement resulted primarily from lower corporate expenses.

OUTLOOK

Full Year 2007:

•	The Company now expects net income of $5.55 per share, representing growth of 15% over 2006.

•	Year-end medical enrollment is now expected to be approximately 35.1 million members, representing growth for the year of 1.0 million members, or 3.0 percent.

•	Operating revenue is now expected to total approximately $60.5 billion.

•	The benefit expense ratio is expected to be approximately 81.9 percent.

•	The SG&A expense ratio is now expected to be approximately 14.8 percent.

•	The Company expects operating cash flow of $4.4 billion, or 1.3 times net income.

Third Quarter 2007:

•	The Company continues to expect net income of $1.44 per share.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis. Consolidated operating gain is a non-GAAP measure.

2.	Operating margin is defined as operating gain divided by operating revenue.

3.	Certain prior period amounts have been reclassified to conform to current period presentation.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss its second quarter earnings results. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 857270. The replay will be available from 1:45 p.m. EDT today until the end of the day on August 8, 2007. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations	Media
Michael Kleinman, 317-488-6713	Jim Kappel, 317-488-6400

About WellPoint, Inc.

WellPoint’s mission is to improve the lives of the people it serves and the health of its communities. WellPoint, Inc. is the largest health benefits company in terms of commercial membership in the United States. Through its nationwide networks, the company delivers a number of leading health benefit solutions through a broad portfolio of integrated health care plans and related services, along with a wide range of specialty products such as life and disability insurance benefits, pharmacy benefit management, dental, vision, behavioral health benefit services, as well as long term care insurance and flexible spending accounts. Headquartered in Indianapolis, Indiana, WellPoint is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan and surrounding counties and as Blue Cross or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Medical Membership & Specialty Metrics Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	June 30, 2007	June 30, 2006	December 31, 2006	June 30, 2006	December 31, 2006
Customer Type
Local Group(1)	16,688	16,701	16,766	(0.1%)	(0.5%)
Individual	2,450	2,508	2,488	(2.3%)	(1.5%)
National Accounts(1)	6,413	6,217	6,136	3.2%	4.5%
BlueCard	4,475	4,194	4,279	6.7%	4.6%

Total National	10,888	10,411	10,415	4.6%	4.5%
Senior	1,238	1,209	1,193	2.4%	3.8%
State Sponsored(2)	2,122	1,980	1,882	7.2%	12.8%
FEP	1,381	1,354	1,357	2.0%	1.8%

Total	34,767	34,163	34,101	1.8%	2.0%

Funding Arrangement
Self-Funded	17,425	16,980	16,745	2.6%	4.1%
Fully-Insured	17,342	17,183	17,356	0.9%	(0.1%)

Total	34,767	34,163	34,101	1.8%	2.0%

Reportable Segment
Commercial & Consumer Business	30,026	29,620	29,669	1.4%	1.2%
Senior & State Sponsored	3,360	3,189	3,075	5.4%	9.3%
Other	1,381	1,354	1,357	2.0%	1.8%

Total	34,767	34,163	34,101	1.8%	2.0%

Specialty Metrics
PBM Prescription Volume(3)	98,054	96,919	95,685	1.2%	2.5%
Behavioral Health Membership	20,038	15,938	16,937	25.7%	18.3%
Life and Disability Membership	5,754	5,964	5,970	(3.5%)	(3.6%)
Dental Membership	5,169	5,258	5,270	(1.7%)	(1.9%)
Vision Membership	2,480	940	1,536	163.8%	61.5%
Medicare Part D Membership(4)	1,594	1,527	1,568	4.4%	1.7%

(1)

Effective January 1, 2007, WellPoint revised its definition of a National Account to include multi-state employers primarily headquartered in a WellPoint service area with 1,000 or more eligible employees, of which at least 5% or more are located in a service area outside of the headquarter’s state.

(2)

During the fourth quarter of 2006, the Company’s ownership of a joint venture in Puerto Rico changed from a 50 percent ownership of a Medicaid managed care subsidiary to a smaller percentage ownership in the joint venture’s parent company. Accordingly, for December 31, 2006 and subsequent periods, the Company no longer includes the 222,000 members related to this investment in its reported enrollment.

(3)	Represents quarterly prescription volume at the Company’s PBM operation.

(4)	Includes auto-assigned, stand-alone, Medicare Advantage, group waiver and external PBM members with the prescription drug plan benefit.

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended June 30
	2007	2006	Change
Revenues
Premiums	$13,935.9	$12,918.8	7.9%
Administrative fees	923.6	896.3	3.0%
Other revenue	146.0	146.4	(0.3%)

Total operating revenue	15,005.5	13,961.5	7.5%
Net investment income	253.4	218.5	16.0%
Net realized gains (losses) on investments	0.9	(8.9)	—

Total revenues	15,259.8	14,171.1	7.7%
Expenses
Benefit expense	11,405.1	10,486.8	8.8%
Selling, general and administrative expense
Selling expense	429.6	413.2	4.0%
General and administrative expense	1,830.7	1,778.9	2.9%

Total selling, general and administrative expense	2,260.3	2,192.1	3.1%
Cost of drugs	106.1	110.5	(4.0%)
Interest expense	100.1	103.9	(3.7%)
Amortization of other intangible assets	70.9	74.5	(4.8%)

Total expenses	13,942.5	12,967.8	7.5%
Income before income taxes	1,317.3	1,203.3	9.5%
Income taxes	482.1	452.1	6.6%

Net income	$835.2	$751.2	11.2%

Net income per diluted share	$1.35	$1.17	15.4%

Diluted shares	617.9	642.0	(3.8%)
Benefit expense as a percentage of premiums	81.8%	81.2%	60	bp
Selling, general and administrative expense as a percentage of total operating revenue	15.1%	15.7%	(60	)bp
Income before income taxes as a percentage of total revenues	8.6%	8.5%	10	bp

WellPoint, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Six Months Ended June 30
	2007	2006	Change
Revenues
Premiums	$27,693.3	$25,497.7	8.6%
Administrative fees	1,848.4	1,799.1	2.7%
Other revenue	296.2	298.2	(0.7%)

Total operating revenue	29,837.9	27,595.0	8.1%
Net investment income	500.0	430.6	16.1%
Net realized gains (losses) on investments	1.1	(16.0)	—

Total revenues	30,339.0	28,009.6	8.3%
Expenses
Benefit expense	22,834.6	20,711.8	10.2%
Selling, general and administrative expense
Selling expense	852.6	814.6	4.7%
General and administrative expense	3,539.3	3,550.1	(0.3%)

Total selling, general and administrative expense	4,391.9	4,364.7	0.6%
Cost of drugs	204.1	210.9	(3.2%)
Interest expense	203.0	197.9	2.6%
Amortization of other intangible assets	141.7	148.3	(4.5%)

Total expenses	27,775.3	25,633.6	8.4%
Income before income taxes	2,563.7	2,376.0	7.9%
Income taxes	945.4	893.0	5.9%

Net income	$1,618.3	$1,483.0	9.1%

Net income per diluted share	$2.61	$2.26	15.5%

Diluted shares	620.5	655.5	(5.3%)
Benefit expense as a percentage of premiums	82.5%	81.2%	130	bp
Selling, general and administrative expense as a percentage of total operating revenue	14.7%	15.8%	(110	)bp
Income before income taxes as a percentage of total revenues	8.5%	8.5%	0	bp

WellPoint, Inc.

Consolidated Balance Sheets

(In millions)	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,205.1	$2,602.1
Investments available-for-sale, at fair value	3,773.8	2,449.9
Other invested assets, current	63.0	72.8
Accrued investment income	165.4	157.2
Premium and self-funded receivables	2,626.8	2,335.3
Other receivables	1,261.2	1,172.7
Income taxes receivable	129.1	—
Securities lending collateral	985.2	904.7
Deferred tax assets, net	627.1	642.6
Other current assets	1,315.1	1,284.5

Total current assets	15,151.8	11,621.8
Long-term investments available-for-sale, at fair value	14,976.8	15,687.4
Property and equipment, net	968.7	988.6
Goodwill	13,337.8	13,383.5
Other intangible assets	9,254.5	9,396.2
Other noncurrent assets	504.5	497.4

Total assets	$54,194.1	$51,574.9

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$5,702.9	$5,290.3
Reserves for future policy benefits	76.4	76.3
Other policyholder liabilities	2,117.7	2,055.7

Total policy liabilities	7,897.0	7,422.3
Unearned income	1,665.7	987.9
Accounts payable and accrued expenses	2,769.6	3,242.2
Income taxes payable	—	538.2
Security trades pending payable	249.5	124.8
Securities lending payable	985.2	904.7
Current portion of long-term debt	520.0	521.0
Other current liabilities	1,682.5	1,397.4

Total current liabilities	15,769.5	15,138.5
Long-term debt, less current portion	7,652.2	6,493.2
Reserves for future policy benefits, noncurrent	655.0	646.9
Deferred tax liability, net	2,897.1	3,350.2
Other noncurrent liabilities	2,231.5	1,370.3

Total liabilities	29,205.3	26,999.1
Shareholders’ equity
Common stock	6.0	6.1
Additional paid-in capital	19,853.0	19,863.5
Retained earnings	5,122.1	4,656.1
Accumulated other comprehensive income (loss)	7.7	50.1

Total shareholders’ equity	24,988.8	24,575.8

Total liabilities and shareholders’ equity	$54,194.1	$51,574.9

WellPoint, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30
(In millions)	2007	2006
Operating activities
Net income	$1,618.3	$1,483.0
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized (gains) losses on investments	(1.1)	16.0
Loss on disposal of assets	1.1	0.9
Deferred income taxes	(228.1)	(40.5)
Amortization, net of accretion	232.5	230.1
Depreciation expense	63.0	68.5
Share-based compensation	102.1	141.1
Excess tax benefits from share-based compensation	(127.1)	(62.4)
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(198.9)	(467.6)
Other invested assets, current	10.0	(95.2)
Other assets	(39.1)	(142.3)
Policy liabilities	484.8	468.8
Unearned income	677.8	539.4
Accounts payable and accrued expenses	(319.9)	(304.0)
Other liabilities	201.9	181.2
Income taxes	254.9	(18.4)
Other, net	(25.2)	—

Net cash provided by operating activities	2,707.0	1,998.6
Investing activities
Purchases of fixed maturity securities	(5,396.2)	(8,141.8)
Proceeds from sales and maturities of fixed maturity securities	4,273.3	7,955.4
Purchase of equity securities	(817.1)	(1,376.1)
Proceeds from sales of equity securities	1,232.0	1,300.1
Changes in securities lending collateral	(80.5)	686.2
Purchases of property and equipment	(120.1)	(77.4)
Proceeds from sales of property and equipment	7.6	4.6
Other, net	(21.6)	(24.7)

Net cash used in investing activities	(922.6)	326.3
Financing activities
Net (repayments of) proceeds from commercial paper borrowings	(296.7)	191.5
Proceeds from long-term borrowings	1,478.3	2,668.9
Repayment of long-term borrowings	(5.4)	(2,156.7)
Changes in securities lending payable	80.5	(686.2)
Changes in bank overdrafts	(145.9)	124.0
Repurchase and retirement of common stock	(1,957.7)	(3,600.4)
Proceeds from exercise of employee stock options and employee stock purchase plan	538.4	265.8
Excess tax benefits from share-based compensation	127.1	62.4

Net cash used in financing activities	(181.4)	(3,130.7)

Change in cash and cash equivalents	1,603.0	(805.8)
Cash and cash equivalents at beginning of period	2,602.1	2,740.2

Cash and cash equivalents at end of period	$4,205.1	$1,934.4

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Six Months Ended June 30		Year Ended December 31
(In millions)	2007	2006	2006	2005	2004
	(Unaudited)
Gross medical claims payable, beginning of period	$5,290.3	$4,853.4	$4,853.4	$4,134.0	$1,836.0
Ceded medical claims payable, beginning of period	(51.0)	(27.7)	(27.7)	(31.9)	(8.7)

Net medical claims payable, beginning of period	5,239.3	4,825.7	4,825.7	4,102.1	1,827.3
Business combinations and purchase adjustments	(2.0)	(6.4)	(6.4)	784.5	2,331.0
Net incurred medical claims:
Current year	23,208.3	21,156.8	42,613.2	32,865.6	15,344.9
Prior years (redundancies)[1]	(356.1)	(556.7)	(617.7)	(644.9)	(171.9)

Total net incurred medical claims	22,852.2	20,600.1	41,995.5	32,220.7	15,173.0
Net payments attributable to:
Current year medical claims	17,973.0	16,534.4	37,486.0	28,997.1	12,453.2
Prior years medical claims	4,467.6	3,752.1	4,089.5	3,284.5	2,776.0

Total net payments	22,440.6	20,286.5	41,575.5	32,281.6	15,229.2
Net medical claims payable, end of period	5,648.9	5,132.9	5,239.3	4,825.7	4,102.1
Ceded medical claims, end of period	54.0	29.7	51.0	27.7	31.9

Gross medical claims payable, end of period	$5,702.9	$5,162.6	$5,290.3	$4,853.4	$4,134.0

Current year medical claims paid as a percent of current year net incurred medical claims	77.4%	78.2%	88.0%	88.2%	81.2	% [2]
Prior year redundancies in the current period as a percent of prior year net medical claims payables less prior year redundancies in the current period	7.3%	13.0%	14.7%	18.7%	10.4%
Prior year redundancies in the current period as a percent of prior year net incurred medical claims - as reported[3]	0.8%	1.7%	1.9%	4.2%	1.4%
Prior year redundancies in the current period as a percent of prior year net incurred medical claims - adjusted for acquisitions[3]	0.8%	1.5%	1.6%	2.1%	1.4%

[1]	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

[2]

This ratio is impacted by having only one month of net incurred medical claims and payments for the former WellPoint Health Networks Inc. (“WHN”) in 2004. If WHN had not been included in 2004, current year medical claims payments would have been $12,057.7 million, current year net incurred medical claims would have been $13,835.1 million and the adjusted ratio would have been 87.2%.

[3]

For all periods presented, except for the year ended December 31, 2004 and the six months ended June 30, 2007, the reported ratio of prior year redundancies in the current period to prior year net incurred medical claims is impacted by certain acquisitions (the former WellChoice, Inc. in 2005 and WHN in 2004). The Company has provided ratios adjusted for these acquisitions in order to demonstrate these impacts. Refer to the table entitled, “Reconciliation of Medical Claims Payable - Adjusted Ratios” for details regarding the respective calculation methodologies.

WellPoint, Inc.

Reconciliation of Medical Claims Payable - Adjusted Ratios

(Unaudited)

Note: Below are reconciliations for the adjusted ratios of prior year redundancies in the current period to prior year net incurred medical claims that are included in table entitled, “Reconciliation of Medical Claims Payable.”

Ratio for the Six Months Ended June 30, 2006

This ratio is impacted by having no net incurred medical claims for the former WellChoice, Inc. ("WC") in 2005.

Net incurred medical claims related to prior years (redundancies) - six months ended June 30, 2006 (As Reported)	$556.7
Net incurred medical claims - year ended December 31, 2005 (As Reported)	$32,865.6
Ratio (As Reported)	1.7%
Net incurred medical claims - year ended December 31, 2005 (Comparable Basis) [1]	$37,676.0
Ratio (As Adjusted)	1.5%

[1]	Represents comparable benefit expense, assuming WC had been owned for the entire year ended December 31, 2005.

Ratio for the Year Ended December 31, 2006

This ratio is impacted by having no net incurred medical claims for the former WellChoice, Inc. (“WC”) in 2005.

Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2006 (As Reported)	$617.7
Net incurred medical claims - year ended December 31, 2005 (As Reported)	$32,865.6
Ratio (As Reported)	1.9%
Net incurred medical claims - year ended December 31, 2005 (Comparable Basis) [1]	$37,676.0
Ratio (As Adjusted)	1.6%

[1]	Represents comparable benefit expense, assuming WC had been owned for the entire year ended December 31, 2005.

Ratio for the Year Ended December 31, 2005

This ratio is impacted by having only one month of net incurred medical claims for the former WellPoint Health Networks Inc. (“WHN”) in 2004.

Net incurred medical claims related to prior years (redundancies) - year ended December 31, 2005 (As Reported)	$644.9
Net incurred medical claims - year ended December 31, 2004 (As Reported)	$15,344.9
Ratio (As Reported)	4.2%
Net incurred medical claims - year ended December 31, 2004 (Comparable Basis) [2]	$30,819.1
Ratio (As Adjusted)	2.1%

[2]	Represents comparable benefit expense, assuming WHN had been owned for the entire year ended December 31, 2004.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This document contains certain forward-looking information about WellPoint, Inc. (“WellPoint”) that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not generally historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “intend”, “estimate”, “project” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint; increased government regulation of health benefits, managed care and pharmacy benefit management operations; trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; our ability to contract with providers consistent with past practice; competitor pricing below market trends of increasing costs; reduced enrollment, as well as a negative change in our health care product mix; risks and uncertainties regarding the Medicare Part D Prescription Drug benefits program, including potential uncollectability of receivables resulting from processing and/or verifying enrollment (including facilitated enrollment), inadequacy of underwriting assumptions, inability to receive and process information, uncollectability of premium from members, increased pharmaceutical costs, and the underlying seasonality of the business; a downgrade in our financial strength ratings; litigation and investigations targeted at health benefits companies and our ability to resolve litigation and investigations within estimates; our ability to achieve expected synergies and operating efficiencies in the WellChoice, Inc. acquisition within the expected time frames or at all, and to successfully integrate our operations; our ability to meet expectations regarding repurchases of shares of our common stock; funding risks with respect to revenue received from participation in Medicare and Medicaid programs and the complex regulations imposed on Medicare fiscal intermediaries; events that result in negative publicity for the health benefits industry; failure to effectively maintain and modernize our information systems and e-business organization and to maintain good relationships with third party vendors for information system resources; events that may negatively affect our license with the Blue Cross and Blue Shield Association; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; intense competition to attract and retain employees; unauthorized disclosure of member sensitive or confidential information; changes in the economic and market conditions, as well as regulations, applicable to our investment portfolios; possible restrictions in the payment of dividends by our subsidiaries and increases in required minimum levels of capital and the potential negative affect from our substantial amount of outstanding indebtedness; general risks associated with mergers and acquisitions; various laws and our governing documents may prevent or discourage takeovers and business combinations; potential hedging activities in our common stock; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Except to the extent otherwise required by federal securities law, WellPoint does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s SEC reports.

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